Filed pursuant to Rule 424(b)(3)
Registration No. 333-266106

PROSPECTUS

Kinetik Holdings Inc.

107,580,912 Shares of Class A common stock

This prospectus relates to the offer and sale by the selling stockholders named herein of:

•	5,550,000 shares of Class A common stock received as consideration in the Transaction (as defined herein);

•	2,067,748 shares of Class A common stock received pursuant to the Reinvestment Agreement (as defined herein) by certain parties thereto as of the date of this registration statement;

•	94,450,000 shares of Class A common stock issuable upon exchange of common units representing limited partner interests in Kinetik Holdings LP; and

•	up to 5,513,164, shares of Class A common stock underlying Consideration Allocation Rights issued in connection with the Transaction.

These shares of Class A common stock may be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”

The selling stockholders may sell the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. They may also sell the shares of Class A common stock in private sales or through dealers or agents. The selling stockholders may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock offered by this prospectus.

We are filing this prospectus pursuant to our Second Amended and Restated Registration Rights Agreement, dated February 22, 2022 (the “Registration Rights Agreement”), by and among us and the stockholders named on the signature pages thereto.

Our Class A common stock is traded on the Nasdaq Global Market under the symbol “KNTK.” The last reported closing sales price of our Class A common stock on the Nasdaq Global Market on July 22, 2022 was $35.10 per share.

Our principal executive offices are located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056, and our telephone number at that address is (713) 621-7330.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 6 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2022.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may use this prospectus to offer and sell up to an aggregate of 107,580,912 shares of our Class A common stock from time to time. This prospectus generally describes Kinetik Holdings Inc. (the “Company,” “we,” “our” or “us”) and the Class A common stock that our selling stockholders may offer. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference,” before buying any of the securities being offered. The selling stockholders may sell their shares of Class A common stock through any means described below under the heading “Plan of Distribution”.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 22, 2022, as amended by Amendment No. 1 filed on April 28, 2022.

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 10, 2022.

•

Our Current Reports on Form 8-K filed with the SEC on February 28, 2022, March  11, 2022, May  19, 2022, June  1, 2022, June  3, 2022, June  14, 2022, July  5, 2022 and July 21, 2022 (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein).

•	Our definitive proxy statement on Schedule 14A, filed with the SEC on May 16, 2022.

•

The description of our Class  A common stock contained in our registration statement on Form 8-A, filed with the SEC on March 29, 2017, including any amendments and reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.kinetik.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Kinetik Holdings Inc.

2700 Post Oak Boulevard, Suite 300

Houston, Texas 77056

Phone: (713) 621-7330

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

We also make available free of charge on our website at www.kinetik.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and the documents incorporated by reference herein contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.

All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although we believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:

•	our ability to integrate operations or realize any anticipated benefits savings or growth of the acquisition closed on February 22, 2022;

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (“COVID-19”) pandemic or any related variants) and the actions taken by third parties in response to such epidemics or pandemics;

•	the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	our future financial condition, results of operations, liquidity, compliance with debt covenants and competitive position;

•	our future revenues, cash flows, and expenses;

•	our future business strategy and other plans and objectives for future operations;

•	the amount, nature, and timing of our future capital expenditures, including future development costs;

•	the risks associated with potential acquisitions, divestitures, new joint ventures or other strategic opportunities;

•	the recruitment and retention of our officers and personnel;

•	the likelihood of success of and impact of litigation and other proceedings, including regulatory proceedings;

•	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations;

•	the impact of federal, state, and local political, regulatory, and environmental developments where we conduct our business operations;

•

the occurrence of an extreme weather event such as Winter Storm Uri, terrorist attack or other event that materially impacts project construction and our operations, including cyber or other attached on electronic systems;

•	our ability to successfully implement and execute our environmental, social and governance goals and initiatives and achieve the anticipated results of such initiatives;

•	general economic and political conditions, including the armed conflict in Ukraine; and

•

other factors disclosed under “Risk Factors” in this prospectus and under “Risk Factors” and “Forward-Looking Statements and Risk” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

ABOUT US

In this prospectus, unless the context indicates otherwise, when we refer to “we,” “us,” “our,” and “the Company,” we are describing Kinetik Holdings Inc. and its wholly owned subsidiaries on a consolidated basis.

Overview

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, NGLs, crude oil, and water. We operate approximately 2 Bcf/d of newly constructed cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have interests in four newly built, long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast. We have long-term agreements for gas, crude oil, and water midstream services from 30 successful and active producers in the Delaware Basin. For additional information about our company, please read the documents listed under “Incorporation of Certain Documents by Reference.”

Company Information

We are a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 30% limited partner interest in Kinetik Holdings LP (“Kinetik OpCo”). As the owner of the non-economic general partner interest in Kinetik OpCo, we are responsible for all operational, management and administrative decisions related to Kinetik OpCo and consolidates the results of Kinetik OpCo and its subsidiaries.

We are a Delaware corporation. Our principal executive offices are located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056, and our telephone number at that address is (713) 621-7330. Our website address is www.kinetik.com. Information contained on our website does not constitute part of this prospectus.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Kinetik Holdings Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A common stock offered under this prospectus. Any proceeds from the sale of Class A common stock under this prospectus will be received by the selling stockholders. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares sold by the selling stockholders.

EXCHANGE OF COMMON UNITS AND CLASS C COMMON STOCK

Pursuant to the Third Amended and Restated Limited Partnership Agreement of Kinetik OpCo, as amended from time to time (the “Kinetik OpCo LPA”), certain holders of Common Units have the right (the “Exchange Right”) to exchange such holder’s Common Units, together with an equal number of shares of our Class C common stock, for, at Kinetik OpCo’s election, (i) shares of our Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon any exercise of any Exchange Right, we (instead of Kinetik OpCo) will have the right (our “Call Right”) to acquire the tendered Common Units from the exchanging unitholder for, at our election, (i) the number of shares of our Class A common stock the exchanging unitholder would have received pursuant to under the Exchange Right, or (ii) an equivalent amount of cash. In connection with any exchange of Common Units pursuant to an Exchange Right or our Call Right, the corresponding number of shares of Class C common stock will be cancelled. As holders exchange their Common Units, our limited partner interest in Kinetik OpCo will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class C common stock outstanding will be reduced.

SELLING STOCKHOLDERS

The selling stockholders named below may offer and sell from time to time in the future up to an aggregate of 107,580,912 shares of our Class A common stock, par value $0.0001 per share. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees or other successors.

On February 22, 2022, the Company completed the transactions contemplated by that certain Contribution Agreement, dated October 21, 2021, (the “Contribution Agreement” and the completion of such transactions, the “Closing”) by and among the Company, Kinetik OpCo, New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor”), and, solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”). Pursuant to the Contribution Agreement, New Raptor contributed all of the equity interests of Raptor and BCP Raptor Holdco GP, LLC, a Delaware limited liability company, to Kinetik Holdings LP in exchange for 50,000,000 Common Units and 50,000,000 shares of Class C common stock.

In connection with the receipt of such Common Units and shares of Class C common stock, 2,650,000 Common Units were redeemed on a one-for-one basis for shares of Class A common stock (the “Conversion”), with 2,599,801 of those shares being subject to forfeiture back to the Company in certain circumstances (the “Restricted Shares”), and a corresponding number of shares of Class C common stock were cancelled. Following the Conversion, New Raptor distributed the Equity Consideration (as defined below) on a pro rata basis, subject to certain transfer restrictions and, in the case of the Restricted Shares, forfeiture provisions set forth on the legends thereto (the “Distribution”). The transactions contemplated by the Contribution Agreement, the Conversion and the Distribution are collectively referred to herein as the “Transaction.” The number of shares in the foregoing descriptions do not reflect the Company’s two-for-one stock split, which was effected on June 8, 2022 and is further described below.

In connection with Distribution, the Company entered into that certain Consideration Allocation Rights Agreement, dated as of February 22, 2022, with BCP Aggregator, BX Permian, Buzzard Midstream LLC, a Delaware limited liability company and controlled affiliate of ISQ Global Infrastructure Fund II L.P. (“Buzzard”), and certain other parties listed on the signature pages thereto (the “Consideration Allocation Agreement”), pursuant to which the Issuer agreed that it would re-issue, on a one-for-one basis, shares of Class A common stock to the extent Restricted Shares are forfeited by the original holders thereof on February 25, 2025 and February 26, 2026, or an earlier settlement date as described in the certain restricted stock agreements (such rights to receive re-issued shares, “Consideration Allocation Rights”, and together with Common Units and Class C common stock received at Closing, the “Equity Consideration”). Shares of Class A common stock will be issued pursuant to Consideration Allocation Rights solely to the extent a corresponding forfeiture of Restricted Shares has occurred.

In connection with the closing of the Transaction, the Company entered into a Dividend and Distribution Reinvestment Agreement (the “Reinvestment Agreement”) with Kinetik Holdings LP, APA Corporation, Apache Midstream, Buzzard, BCP Aggregator, BX Permian, Raptor, and certain other individuals associated with Raptor (collectively, the “Reinvestment Holders”).

On June 8, 2022, the Company effected a two-for-one stock split with respect to its Class A common stock, and its Class C common stock in the form of a stock dividend (the “Stock Split”). The Stock Split was accomplished by distributing one additional share of Class A common stock for each share of Class A common stock outstanding and one additional share of Class C common stock for each share of Class C common stock outstanding. Following the Stock Split, there were 134,996,928 shares of common stock outstanding.

We are filing this prospectus pursuant to the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the offering of these shares, except that the selling stockholders will pay any underwriting discounts or commissions. See “Description of Capital Stock—Registration Rights Agreement.” We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

The following table sets forth information as of June 30, 2022 regarding the beneficial ownership of shares of our Class A common stock held by each selling stockholder and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The following table also sets forth the combined voting power of the Class A common stock and Class C common stock held by each identified stockholder as of June 30, 2022. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law, and are entitled to one vote for each share held on all matters to be voted on by stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Exchange of Common Units and Class C Common Stock” above, the Common Units are exchangeable (along with a corresponding number of shares of our Class C common stock) for newly issued shares of our Class A common stock on a one-for-one basis. As of June 30, 2022, we had 40,546,928 shares of Class A common stock and 94,450,000 shares of Class C common stock outstanding. Assuming the exchange of 94,450,000 Common Units (together with an equal number of shares of our Class C common stock) held by the selling stockholders named herein for an equivalent number of shares of our Class A common stock, as of June 30, 2022, there would have been 134,996,928 shares of our Class A common stock and no shares of our Class C common stock outstanding. The beneficial ownership information presented below assumes that all 94,450,000 Common Units held by the selling stockholders named below have been exchanged for an equivalent number of shares of Class A common stock. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the persons named below.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Number of Shares of Class A Common Stock Being Sold (Assuming All Shares Registered Hereunder Are Sold)	Shares of Class A Common Stock Beneficially Owned After this Offering	Combined Voting Power
				Before Offering (1) (2)	After Offering (Assuming All Shares Registered Hereunder Are Sold) (2)
Buzzard Midstream LLC (3)	29,693,626	29,693,626	—	20.8%	—
Blackstone (4)	70,833,421	70,828,908	4,513	49.6%	*
Jamie Welch (5)	3,625,113	3,613,233	11,880	2.7%	*
Matthew Wall	421,256	412,424	8,832	*	*
Steven Stellato	239,148	234,134	5,014	*	*
Former Capital Interest Holders (6)	406,300	397,827	8,473	*	*
Employees	278,425	272,588	5,837	*	*
Other Executive Officers	339,825	332,700	7,125	*	*
Other Equity Consideration Holders	157,671	150,814	6,857	*	*
Other Employees	387,171	379,054	8,117	*	*
Other Senior Management	380,943	372,956	7,987	*	*
Robert Milam (7)	355,978	355,978	—	*	—
Curtis Clark (8)	355,978	355,978	—	*	—
Blake Bixler (9)	180,690	180,690	—	*	—

Total	107,655,547	107,580,912	74,635	79.8%	*

*	Less than 1%.
(1)

Includes shares of our Class C common stock owned by these selling stockholders that, subject to the terms of Kinetik OpCo LPA, are, together with an equivalent number of Common Units, exchangeable for shares of Class A common stock on a one-for-one basis.

(2)

This column reflects the voting power of the Class A common stock held by each identified stockholder as of June 30, 2022. Consideration Allocation Rights represent the right to receive shares of Class A common stock held by certain employees of the Company that may be forfeited back to the Company in certain circumstances and reallocated among the holders of the Consideration Allocation Rights. The holders of the Consideration Allocation Rights are not entitled to vote or dispose of the Class A common stock underlying such rights unless such Class A common stock is forfeited back to the Company and reallocated among the holders of the Consideration Allocation Rights. Because the holders of the Consideration Allocation Rights are not entitled to vote or dispose of the shares of Class A common stock underlying such rights, such shares were not included when calculating a holder’s voting power.

(3)

Consists of (i) 588,750 shares of Class A common stock, (ii) 27,489,164 shares of Class C common stock and (iii) up to 807,856 shares of Class A common stock issuable upon settlement of Consideration Allocation Rights held by Buzzard Midstream LLC. ISQ Global Fund II GP, LLC (“Fund II GP”) is the general partner of the members of the indirect owners of Buzzard Midstream LLC and, in such capacity, exercises voting and investment power over the securities directly held by Buzzard Midstream LLC. I Squared Capital, LLC is the sole member of Fund II GP. ISQ Holdings, LLC is the managing member of I Squared Capital, LLC. Each of Sadek Magdi Wahba, Gautam Bhandari and Adil Rahmathulla is a member of ISQ Holdings, LLC but, in reliance on the “rule of three”, disclaim beneficial ownership over the shares of Class A common stock reported as beneficially owned by Fund II GP, I Squared Capital, LLC and ISQ Holdings, LLC.

(4)

Consists of (i) 1,215,650 shares of Class A common stock, 56,421,146 shares of Class C common stock and up to 3,335,560 shares of Class A common stock issuable upon settlement of Consideration Allocation Rights held by BCP Raptor Aggregator LP (“BCP Aggregator”) and (ii) 196,526 shares of Class A common stock, 9,121,326 shares of Class C common stock and up to 538,700 shares of Class A common stock issuable upon settlement of Consideration Allocation Rights held by BX Permian Pipeline Aggregator LP (“BX Permian”) and (iii) 4,513 shares of Class A common stock held by Harvest Fund Advisors LLC, an indirect subsidiary of Blackstone Inc. (“HFA”), which shares are held by funds and accounts managed by

HFA in the ordinary course of its business. BCP VII/BEP II Holdings Manager L.L.C. (“Holdings Manager”) is the general partner of each of BCP Aggregator and BX Permian. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of Holdings Manager. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. (“Blackstone”) is the sole member of Blackstone Holdings III GP Management L.L.C. and indirectly controls HFA, an indirect subsidiary of Blackstone, through one or more subsidiaries. The sole holder of the Series II preferred stock of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The address of the principal business office of each of the entities described in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.
(5)

Consists of (i) 3,201,395 shares of Class A common stock, including 1,200 shares of Class A common stock held by Mr. Welch’s spouse, (ii) 399,160 shares of Class C common stock and (iii) up to 24,558 shares of Class A common stock issuable upon settlement of Consideration Allocation Rights.

(6)

Consists of (i) 367,557 shares of Class A common stock issued in connection with the Transaction and (ii) up to 2,161 shares of Class A common stock issuable upon settlement of Consideration Allocation Rights.

(7)

Consists of (i) 19,728 shares of Class A common stock held by Mr. Milam and (ii) 180,000 shares of Class A common stock and 156,250 shares of Class C common stock held by RRMECM Holdings, Ltd. Mr. Milam is the manager and general partner of RRMECM Holdings, Ltd.

(8)	Consists of 355,978 shares of Class C common stock held by Mr. Clark.
(9)	Consists of 110,690 shares of Class A common stock and 70,000 shares of Class C common stock held by Mr. Bixler.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our Third Amended and Restated Certificate of Incorporation, as amended, and our Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our Third Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, $0.0001 par value per share, 1,500,000,000 shares of Class C common stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of June 30, 2022, 134,996,928 shares of our common stock were issued and outstanding, consisting of:

•	40,546,928 shares of Class A common stock; and

•	94,450,000 shares of Class C common stock.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our Third Amended and Restated Certificate of Incorporation or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our Class A stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than us) only if, and only to the extent permitted by the Kinetik OpCo LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Kinetik OpCo LPA. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our Third Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C common stock. Holders of Class C common stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

Preferred Stock

Our Third Amended and Restated Certificate of Incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A common stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C common stock are not entitled to any dividends from the Company.

Our Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Third Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or after the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Third Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our Third Amended and Restated Certificate of Incorporation provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our common stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of such stockholder.

Advance notice requirements for stockholder proposals and director nominations

Our Third Amended and Restated Certificate of Incorporation and Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Unless otherwise provided in the Third Amended and Restated Certificate of Incorporation and subject to the terms of any preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

Board of Directors

Our Third Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Listing of Securities

Our shares of Class A common stock are listed on the Nasdaq Global Market under the symbol “KNTK.”

Registration Rights Agreement

In connection with the closing of the Transactions, we entered into the Registration Rights Agreement with Apache Midstream, LLC, certain controlled affiliates of Blackstone, certain controlled affiliates of ISQ, and New Raptor Holdco LP (collectively, with their respective permitted transferees, the “Principal Holders”) and certain individual holders party thereto (the “Existing Holders” and, together with the Principal Holders, the “Holders”).

The Registration Rights Agreement amended and restated the existing Amended and Restated Registration Rights Agreement, dated November 9, 2018, among ALTM, Kayne Anderson Sponsor, LLC, and Apache Midstream, and will require the Company to register for resale (i) the private placement warrants (including any shares of Class A common stock issued or issuable upon the exercise of such private placement warrants) held by any Existing Holders, (ii) any outstanding shares of Class A common stock or any other equity security (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) of the Company owned by any Holder as of the date of the Registration Rights Agreement, (iii) the shares of Class A common stock issued or issuable upon the redemption or exchange of any Common Units and Class C common stock owned by any Holder, in each case in accordance with the terms of the Partnership’s partnership agreement, (iv) any shares of Class A common stock issued or issuable upon the exercise of any warrants held by Apache Midstream, (v) any other equity security of the Company issued or issuable with respect to any registrable security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or reorganization, (vi) the shares of common stock, if any, issued to Apache Midstream in connection with the earn-out consideration pursuant to the Contribution Agreement dated August 8, 2018 among ALTM, the Partnership, Apache Midstream, and the other parties thereto, and (vii) any shares of Class A common stock issued to any Holder in connection with the Reinvestment Agreement.

Reinvestment Agreement

The Reinvestment Agreement obligates each Reinvestment Holder to reinvest in shares of Class A common stock at least 20% of all distributions on Common Units or dividends on shares of Class A common stock held by such Reinvestment Holder immediately after the Closing, including shares of Class A common stock received at a later date in exchange for Common Units held immediately after Closing. The Reinvestment Agreement provides the audit committee of the Board with the authority to at any time increase the percentage of the mandatory dividend reinvestment to up to 100% of such distributions or dividends or decrease such percentage to not less than 20%. The mandatory obligations of each Reinvestment Holder will continue from Closing until the earliest of (i) March 31, 2024, (ii) the date dividends and distributions are paid by the Company and Kinetik Holdings LP, respectively, in respect of the quarter ending December 31, 2023, and (iii) such other date determined by the audit committee of the Board. All shares of Class A common stock issued pursuant to the Reinvestment Agreement will be issued at a 3% discount to the volume-weighted average price of the Class A common stock for the five trading days immediately preceding, but excluding, the dividend or distribution payment date. For the year ending December 31, 2022, the Reinvestment Holders have agreed to reinvest 100% of the distributions received with respect to their Common Units and dividends received with respect to any shares of Class A common stock owned by them.

PLAN OF DISTRIBUTION

All shares of Class A common stock being offered under this prospectus are being offered on behalf of the selling stockholders. Sales of shares pursuant to this prospectus may be made on the Nasdaq, in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices that are other than prevailing market prices or related to the then current market prices (in each case as determined by the selling stockholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

The shares may be sold by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting;

•

through a block trade (which may involve crosses) in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus;

•	through exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq;

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through privately negotiated transactions;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through the writing of options, swaps or other derivatives (including put or call options), whether the options, swaps or derivatives are listed on an options exchange or otherwise;

•	through short sales;

•	“at the market” or through market makers or into an existing market for the shares; or

•	through any other method permitted by applicable law.

In addition, the selling stockholders may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Class A common stock only through registered or licensed brokers or dealers.

Any selling agents, underwriters or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders, from purchasers of shares for whom they act as agents or from both sources. The selling stockholders do not expect these discounts, concessions or commissions to exceed what is customary in the types of transactions involved. The selling stockholders will be responsible for any commissions, underwriting discounts or similar charges on the sale of shares under this prospectus.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Class A common stock they own and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under such prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

The selling stockholders and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholders and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

The selling stockholders will be subject to applicable provisions of the Exchange Act, and the associated rules and regulations thereunder, including Regulation M, which provisions may affect the marketability of the shares.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Altus Midstream Company at December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended by the Form 10-K/A filed on April 28, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference which, as to the years 2021, 2020 and 2019, are based in part on the reports of BDO USA, LLP and KPMG LLP, independent registered public accounting firms. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firms as experts in accounting and auditing.

The financial statements of Breviloba, LLC as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020 and for the period July 31, 2019 through December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended by the Form 10-K/A filed on April 28, 2022, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended by the Form 10-K/A filed on April 28, 2022, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EPIC Crude Holdings, LP as of December 31, 2020, and for the year then ended, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended by the Form 10-K/A filed on April 28, 2022, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended by the Form 10-K/A filed on April 28, 2022, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BCP Raptor Holdco, LP, as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, appearing in the Company’s Current Report filed on Form 8-K, filed on July 5, 2022, incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

July 25, 2022